Exhibit 99.1

AXCELIS APPOINTS JOSEPH KEITHLEY TO BOARD OF DIRECTORS

BEVERLY, Mass., August 3, 2011 — Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of innovative, high-productivity solutions for the semiconductor industry, announced today that Joseph P. Keithley has joined the company’s board of directors.

“I am delighted to welcome Joe Keithley to our board of directors,” said Mary G. Puma, chairman and CEO of Axcelis Technologies. “We’re fortunate to have such a strong business leader join the organization.  Joe brings both tremendous experience and great strategic management insight to the team.  We look forward to benefiting from this knowledge as the company continues to execute on its strategy of technology leadership and market share growth.”

Keithley has over three decades of experience in high technology markets.  Most recently, Keithley was chairman of the board, chief executive officer and president of Keithley Instruments, a supplier of test and measurement systems for the electronics, wireless and semiconductor industries, until the company’s sale last year. Since he joined Keithley Instruments in 1976, he held several executive and management positions with the company.  In addition to Axcelis Technologies, Keithley is on the board of directors of Materion Corporation and holds the position of chairman of the board at Nordson Corporation.

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

Maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com

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